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                                                                       Exhibit 1
                                 AMENDMENT NO. 1

                                       TO

                   FIRST AMENDED AND RESTATED RIGHTS AGREEMENT

      This Amendment No. 1 to First Amended and Restated Rights Agreement (this "Amendment") is entered into as of July 15, 2002, between Electroglas, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, a New York corporation ("American Stock Transfer").


                                 R E C I T A L S

         WHEREAS, the Company has entered into that certain First Amended and Restated Rights Agreement (the "Rights Agreement") with EquiServe (successor to BankBoston N.A.) ("EquiServe"), dated as February 9, 1999;

         WHEREAS, effective as of the close of business on July 15, 2002, EquiServe's duties as Rights Agent (as defined in the Rights Agreement) will terminate and American Stock Transfer will become the Rights Agent under the Rights Agreement; and

         WHEREAS, the Company and American Stock Transfer desire to amend the Rights Agreement in accordance with the terms of this Amendment.

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and American Stock Transfer hereby agree to amend the Rights Agreement as follows:

                                A M E N D M E N T

      1. Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Rights Agreement.

      2. Appointment of successor Rights Agent. American Stock Transfer shall succeed EquiServe as Rights Agent and all references to the Rights Agent in the Rights Agreement shall be deemed to refer to "American Stock Transfer & Trust Company."

      3. Amendment of Section 25. Section 25 of the Rights Agreement shall be amended and restated in its entirety to read as follows:


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         "Section 25. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by telex, telegram or cable) and mailed or sent or delivered, if to the Company, at its address at:

         Electroglas, Inc.
         6024 Silver Creek Valley Road
         San Jose, California 95138
         Attention: Director of Administration

              and if to the Rights Agent, at its address at:

         American Stock Transfer & Trust Company
         59 Maiden Lane
         New York, NY 10038
         Attn:  Herbert J. Lemmer, Legal Counsel

         Either party, by written notice to the other party, may designate additional or different addresses for subsequent notices or other communications.

         Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Company Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company."

      4. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Rights Agreement shall continue in full force and effect.

      5. Conflicting Terms. In the event of any inconsistency or conflict between the Rights Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

      6. Entire Agreement. This Amendment and the Rights Agreement constitute the full and entire understanding and agreement between the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                            [SIGNATURE PAGE FOLLOWS.]


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

                                     ELECTROGLAS, INC.

                                     a Delaware corporation

                                     By:    /s/ Curtis S. Wozniak
                                             Name:  Curtis S. Wozniak
                                             Title:  Chief Executive Officer


                                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                                     a New York corporation

                                     By:    /s/ Herbert J. Lemmer
                                            Name:  Herbert J. Lemmer
                                            Title:  Vice President